                          INVESTMENT ADVISORY AGREEMENT

        AGREEMENT, dated as of December 31, 1998, by and between EQ Financial Consultants, Inc., a Delaware corporation ("EQ Financial" or the "Manager"), and Evergreen Asset Management Corp., a New York corporation (the "Adviser").

        WHEREAS, EQ Advisors Trust (the "Trust") is registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

        WHEREAS, the Trust's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the "Policies") under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

        WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

        WHEREAS, EQ Financial is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act") and is the investment manager to the Trust;

        WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

        WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract (the "Agreement"); and

        WHEREAS, the Board of Directors of the Trust and EQ Financial desire to retain the Adviser to render investment advisory services to the portfolios to be known as Evergreen Foundation Portfolio and Evergreen Portfolio (each a "Portfolio" and collectively, the "Portfolios") in the manner and on the terms hereinafter set forth, which Portfolios are more particularly described in Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A for the Trust filed with the Securities and Exchange Commission on October 15, 1998;

        NOW, THEREFORE, EQ Financial and the Adviser agree as follows:

1.  APPOINTMENT OF ADVISER

        The Manager hereby appoints the Adviser to act as investment adviser for each Portfolio and to manage the investment and reinvestment of the assets of each Portfolio, subject to the supervision of the Trustees of the Trust and the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or Manager in any way or otherwise be deemed an agent of the Trust or Manager except as expressly authorized in this Agreement or another writing by the Trust, Manager and the Adviser.

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2.  SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

        A. The Adviser will manage the investment and reinvestment of the assets of each Portfolio and determine the composition of the assets of each Portfolio, subject always to the direction and control of the Trustees of the Trust and the Manager and in accordance with the provisions of the Trust's registration statement, as amended from time to time. In fulfilling its obligations to manage the investment and reinvestment of the assets of each Portfolio, the Adviser will:

               (i) obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

               (ii) formulate and implement a continuous investment program for the Portfolio (a) consistent with the investment objectives, policies and restrictions of the Portfolio as stated in the Trust's Agreement and Declaration of Trust, By-Laws, and such Portfolio's currently effective Prospectus and Statement of Additional Information ("SAI") as amended from time to time, and (b) in compliance with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended;

               (iii) take whatever steps are necessary to implement the investment program for the Portfolio by the purchase and sale of securities and other investments authorized under the Trust's Agreement and Declaration of Trust, By-Laws, and such Portfolio's currently effective Prospectus and SAI, including the placing of orders for such purchases and sales;

               (iv) regularly report to the Trustees of the Trust and the Manager with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Manager or the Trustees of the Trust, including attendance at Board of Trustees Meetings, as reasonably requested, to present such information and reports to the Board;

               (v) provide determinations of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio's net asset value in accordance with procedures and methods established by the Trustees of the Trust;

               (vi) provide any and all information, records and supporting documentation about accounts the Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Portfolio which may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning the Adviser's prior performance in the Prospectus and the

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        SAI of the Portfolio and any permissible reports and materials prepared by the Portfolio or its agent; and

               (vii) establish appropriate interfaces with the Trust's administrator and Manager in order to provide such administrator and Manager with all necessary information requested by the administrator and Manager.

        B. The Adviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of each Portfolio (excluding that necessary for the determination of net asset value and shareholder accounting services).

        C. The Adviser will select and may enter into agreements with brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Adviser is directed at all times to seek to execute brokerage transactions for each Portfolio in accordance with such policies or practices as may be established by the Board of Trustees and described in the Trust's currently effective Prospectus and SAI, as amended from time to time. In placing orders for the purchase or sale of investments for each Portfolio, in the name of the Portfolio or its nominees, the Adviser shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. During the term of this Agreement the Advisor will, at its own cost and expense, retain Plexus Group, Inc. or another service provider acceptable to the Manager and the Trust (as the case may be "Plexus") to analyze the quality of all listed and over-the-counter portfolio transactions effected by the Adviser or any affiliate thereof as a broker on behalf of the Portfolios during each quarter and to evaluate the efficiency of the trading strategies and trade executions of the Advisor and such affiliates in effecting such transactions during each such quarter compared to trading strategies and trade executions for similar transactions of similar difficulty effected by brokers generally on behalf of unaffiliated institutional investors. The Advisor will direct Plexus to deliver reports of its findings to the Manager and the Trust on a quarterly basis. In addition the Advisor will, at least twenty (20) days prior to each regularly scheduled quarterly meeting of the Board of Trustees of the Trust deliver to the Manager and the Trust its own report on the quality and efficiency of the portfolio transactions effected by the Adviser or any affiliate thereof as a broker or a dealer during the immediately preceding quarter, summarizing the conclusions of the Plexus report for such immediately preceding quarter and providing such additional information with respect to broker execution as the Advisor wishes to bring to the attention of the Manager and the Trust.

        D. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause each Portfolio to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, and the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged

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for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser's overall responsibilities to each Portfolio or its other advisory clients. To the extent authorized by said Section 28(e) and the Trust's Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the most favorable price and best execution available, the Adviser may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers.

        E. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolios as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Portfolio and to its other clients.

        The Adviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

        F. The Adviser may from time to time delegate certain of the duties and services to be provided by the Adviser hereunder to an affiliate of the Adviser, provided that such delegation of such duties and services would not be considered to be an assignment of the Agreement under the Investment Company Act or the Advisers Act and the conditions of the Section 2.F are satisfied. Any such delegation shall be at the Advisor's sole cost and expense. No such delegation shall relieve the Adviser of any of its obligations hereunder, and the Adviser shall continue to be fully liable to the Manager and the Trust for the performance of its obligations hereunder in all respects as if no such delegation had occurred. At least fifteen (15) days prior to any such delegation, the Adviser shall give written notice to the Manager and the Trust, describing in reasonable detail the affiliate in question, its relationship to the Adviser, the nature of the duties and services to be delegated, and the fees payable in connection therewith, together with the written opinion of independent counsel reasonably satisfactory to the Manager that such delegation of the Adviser's duties and services under this Agreement does not constitute an assignment under the Investment Company Act or the Advisers Act. The Adviser shall within fifteen (15) days following such proposed transfer deliver to the Manager and the Trust original executed counterparts of the documents effecting such delegation. The Adviser shall thereafter report to the Manager and the Trust on a quarterly basis on the duties and services being performed by such affiliate and the fees paid to such affiliate by the Adviser and shall certify the delegation of the duties and services by the Adviser to the affiliate continues to be in compliance with this paragraph 2.F.

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3.  COMPENSATION OF ADVISER

        The Manager will pay the Adviser, with respect to each Portfolio, the compensation specified in Appendix A to this Agreement. Payments shall be made to the Adviser on the first day of each month; however, this advisory fee will be calculated on the daily average value of each Portfolio's assets and accrued on a daily basis.

4.  LIABILITY OF ADVISER

        Neither the Adviser nor any of its directors, officers, or employees shall be liable to the Manager for any loss suffered by the Manager resulting from its acts or omissions as Adviser to the Portfolios, except for losses to the Manager or the Trust resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the duties of the Adviser or any of its directors, officers or employees. The Adviser, its directors, officers or employees shall not be liable to the Manager or the Trust for any loss suffered as a consequence of any action or inaction of other service providers to the Trust in failing to observe the instructions of the Adviser, provided such action or inaction of such other service providers to the Trust is not a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Adviser under this Agreement.

5.  NON-EXCLUSIVITY

        The services of the Adviser to the Portfolios and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.  SUPPLEMENTAL ARRANGEMENTS

        The Adviser may enter into arrangements with other persons affiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to better enable it to fulfill its duties and obligations under this Agreement. Notwithstanding the foregoing, the Adviser shall not delegate to, or enter into any arrangement with any person (other than persons to whom such delegation would be permitted in accordance with paragraphs 2.F. and 10 hereof) to provide investment adviser services to the Portfolios or to manage any of the assets of the Portfolios.

7.  REGULATION

        The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

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

8.  RECORDS

        The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

9.  DURATION OF AGREEMENT

        This Agreement shall become effective with respect to each Portfolio on the later of the date of its execution or the date of the commencement of the Portfolio. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) ("Independent Trustees") of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

10.  ASSIGNMENT OF AGREEMENT

        This Agreement nor any interest in this Agreement may be assigned. Notwithstanding the foregoing, this Agreement and/or any interest in the Agreement may be transferred or delegated to another entity, provided that (i) the Adviser has provided not less than sixty (60) days prior written notice to EQ Financial and the Trust of such intended action, (ii) such transfer to another entity of the duties and services to be provided by the Adviser under this Agreement does not constitute an assignment of the Agreement under the Investment Company Act or Advisers Act, (iii) the Adviser shall within fifteen
(15) days following such proposed transfer deliver to the Manager and the Trust original executed counterparts of the documents effecting such transfer or delegation, as the case may be, and (iv) the written opinion of independent counsel reasonably satisfactory to the Manager that such transfer of the Adviser's duties and services under this Agreement does not constitute an assignment under the Investment Company Act or the Advisers Act. In addition the Adviser shall pay all costs and expenses of the Manager and the Trust of any filings with regulatory authorities and communications with owners of variable contracts or others holding interests in variable contracts supported by the Trust, including without limitation printing and mailing costs, which may be required as a result of such transfer or delegation. As used herein, transfer shall include common law assignment.

11.  TERMINATION OF AGREEMENT

        This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority

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of the outstanding voting securities of such Portfolio, on sixty (60) day's written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) day's written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Investment Management Agreement between the Manager and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

12.  PROVISION OF CERTAIN INFORMATION BY ADVISER

        The Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

        the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

        the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust; and/or the chief executive officer or controlling stockholder of the Adviser or the portfolio manager of any Portfolio changes or there is otherwise an actual change in control or management of the Adviser.

13.  USE OF ADVISER'S NAME

        The Manager will not use the Adviser's name (or that of any affiliate) in Trust literature without prior review and approval by the Adviser, which may not be unreasonably withheld or delayed.

14.  AMENDMENTS TO THE AGREEMENT

        Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the affected Portfolio or Portfolios (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of such Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the portfolios of the Trust.

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15.  ENTIRE AGREEMENT

        This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolios.

16.  YEAR 2000 PREPAREDNESS

        The Adviser warrants and represents that the Adviser has adopted a written plan for Year 2000 compliance for the correct operation of the Adviser's computer systems because of the approaching millennium (the "Plan"), that the Plan provides for the identification, testing and, where appropriate, upgrading of the Adviser's computer systems, in accordance with reasonable industry standards, so that both the Adviser's computer systems and their interfaces with third party computer systems will function accurately and without interruption before, during and after December 31, 1999 and that the Adviser is actively in the process of implementing the Plan and presently has no reason to believe that the Adviser's computer systems and their interfaces with third party computer systems will not be able to function accurately and without interruption before, during and after such date. The Adviser will continue to implement the Plan and take such other steps in a commercially reasonable manner as may be necessary and appropriate to be Year 2000 compliant in a timely and efficient manner and will notify the Manager and the Trust of any Year 2000 compliance problems and the nature thereof on or before September 1, 1999 if the Adviser determines that it is not or is not likely to be Year 2000 compliant in a timely and efficient manner. The failure of the Adviser to be Year 2000 compliant shall not be deemed to be a force majeure event or provide a defense to performance hereunder.

17.  HEADINGS

        The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

18.  NOTICES

        All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

19.  SEVERABILITY

        Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

20.  GOVERNING LAW

        The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company

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Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

        Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.


EQ FINANCIAL CONSULTANTS, INC.         EVERGREEN ASSET MANAGEMENT CORP.



By:                                    By:
   --------------------------------       --------------------------------
   Name:  Peter D. Noris                  Name:
   Title:  Executive Vice President       Title:

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                                   APPENDIX A
                                       TO
                               ADVISORY AGREEMENT
                                      WITH
                        EVERGREEN ASSET MANAGEMENT CORP.


Portfolio                             Advisory Fee
---------                             ------------

Evergreen Foundation Portfolio        .425% of the Portfolio's average daily net
                                      assets
Evergreen Portfolio                   .55% of the Portfolio's average daily net
                                      assets

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